Exhibit 10.8

Summary of Management Incentive Cash Bonus Program

Commonwealth Bankshares Inc. (the “Company”) maintains a management incentive cash bonus program to reward superior performance for the year. Executive bonuses are paid based on an evaluation of each executive’s current year performance, taking into consideration the Committee’s assessment of the overall financial, market and competitive performance of the Company and, for the commercial loan officers, their loan productivity and profitability levels. Cash bonuses are typically paid at the end of the fiscal year based on performance through the end of October of said year.

In establishing the Chief Executive Officer and Chief Financial Officer bonuses, in addition to the above, the Personnel/Compensation Committee (the “Committee”) considers the level of and/or increases in return on average assets and return on average equity without encouraging short-term profitability through unreasonable risk-taking or a deterioration of long-term asset quality; consideration of individual as well as combined measures of progress of the Company including the quality of the loan and investment portfolio, desirable changes in capital ratios, the overall growth of the Company, the improvement of market share, the improvement in book value per share, the improvement in earnings per share, the level of non-performing loans, other real estate owned and other objectives as may be established by the Board of Directors; the State Corporation Commission and Federal Reserves’ CAMELS ratings; and the compensation and benefit levels of comparable positions at peer institutions within the financial services industry operating in Virginia. There is no minimum or maximum bonus opportunity for the Chief Executive Officer and the Chief Financial Officer. The Committee determines the amount of the cash bonus based on its evaluation of all of these factors with no minimum target or maximum award in mind.

The executive commercial loan officers’ annual bonuses are set as a percentage of base salary and are tied to the achievement of several targets. The maximum potential bonus an executive commercial loan officer may be awarded is 50% of his base salary. The payout percentage is based on the officer’s average outstanding loan volume under management at the end of October of each year subject to increase or decrease based on satisfaction of the factors below. For every $2 million increase in average loan volume above the base volume of $10 million, the bonus will increase by 1% of the officer’s base salary beginning at 1%. In order to achieve the maximum bonus payout several factors will be considered: the Company must achieve certain profitability and performance levels which are set at the beginning of each year by the Committee; the credit quality of the commercial loan officer’s individual portfolio must be acceptable in the opinion of and based solely on the judgment of the President and Chief Executive Officer, the Chief Credit Officer and the Committee; and management of the commercial loan officer’s loan portfolio regarding quality of loan write-ups, monitoring collateral and financial statement exceptions, monitoring past due loans and monitoring maturity issues, must be up to established Company standards and deemed acceptable by the President and Chief Executive Officer, Chief Credit Officer and the Committee. If the above goals are not met or performance is not in line with established Company standards, the bonus level, if any, awarded to the executive commercial loan officer is at the sole discretion of the Committee.